Exhibit 99.1

October 30, 2019

SiteOne Landscape Supply Announces Third Quarter 2019 Earnings

Third Quarter 2019 Highlights (compared to Third Quarter 2018)

•	Net sales increased by 13% to $652.8 million

•	Organic Daily Sales increased by 7%

•	Gross profit increased by 13% to $215.2 million; gross margin of 33.0% was flat year-over-year

•	SG&A as a percentage of net sales decreased 90 basis points to 25.3%

•	Net income increased by 16% to $34.6 million

•	Adjusted EBITDA increased by 18% to $70.5 million, adjusted EBITDA margin expanded 40 basis points to 10.8%

•	Cash flow from operating activities increased by 8% to $75.8 million

•	Completed two acquisitions: Voss Materials and Trendset Concrete Products

Post-Quarter Highlights:

•	Completed the acquisition of Design Outdoor

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its third quarter ended September 29, 2019 (“Third Quarter 2019”).

“In the third quarter we saw improved weather which enabled us to drive strong organic growth across our product lines and end markets,” said Doug Black, SiteOne’s Chairman and CEO. “We continued to execute well on our commercial and operational initiatives, driving good adjusted EBITDA margin expansion, including solid SG&A leverage and strong cash flow. We also continued to add excellent companies to SiteOne with the acquisition of Voss Materials, Trendset Concrete Products and more recently Design Outdoor. Each of these companies expands our hardscapes capabilities in the respective markets. With solid underlying market demand and a robust pipeline of additional acquisitions, our team will continue to execute our strategy for the benefit of our customers and suppliers as we build our company of excellence for long-term performance and growth.”

Third Quarter 2019 Results

Net sales for the Third Quarter 2019 increased to $652.8 million, or 13%, compared to $578.5 million for the prior-year period. Organic Daily Sales increased 7% compared to the prior-year period driven by favorable weather, good demand in our end markets, and price increases in response to cost inflation. Acquisitions contributed $39.0 million, or 7%, to net sales growth for the quarter.

Gross profit increased to $215.2 million, or 13%, compared to $191.0 million for the prior-year period. Gross margin of 33.0% was flat year-over-year.

Selling, general and administrative expenses (“SG&A”) increased to $165.0 million from $151.8 million for the same period last year.  SG&A as a percentage of net sales decreased 90 basis points to 25.3% primarily due to strong organic sales growth and good expense management.

Net income increased to $34.6 million, compared to $29.9 million during the same period for the prior year. The increase in net income for the quarter is attributable to sales growth and improved profitability, partially offset by increased tax expense due to reduced excess tax benefits.

Adjusted EBITDA increased 18% to $70.5 million, compared to $60.0 million for the prior-year period. Adjusted EBITDA margin increased by 40 basis points to 10.8%, driven by contributions from strong organic sales growth, good SG&A leverage and good performance from our acquisitions.

Outlook

For 2019, we are narrowing our expected Adjusted EBITDA range to $197 million to $203 million compared to our prior estimates of $193 million to $207 million, representing year-over-year growth of 12-15%. The mid-point of our guidance remains unchanged at $200 million, representing 14% year-over-year growth.

Reconciliation for the forward-looking full-year 2019 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, October 30, 2019, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13695587. The replay will be available until 11:59 p.m. (ET) on November 13, 2019.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2019 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general economic and financial conditions, including inflation; weather conditions, seasonality and availability of water to end-users; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit) expense, interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets not in the ordinary course of business, other non-cash items, financing fees, other fees, and expenses related to acquisitions and other non-recurring (income) loss. Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net Debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	September 29, 2019	December 30, 2018
Current assets:
Cash and cash equivalents	$30.3	$17.3
Accounts receivable, net of allowance for doubtful accounts of $6.9 and $5.9, respectively	324.3	285.3
Inventory, net	478.5	411.7
Income tax receivable	2.5	10.0
Prepaid expenses and other current assets	39.6	41.1
Total current assets	875.2	765.4

Property and equipment, net	99.9	88.4
Operating lease right-of-use assets, net	224.0	—
Goodwill	170.2	148.4
Intangible assets, net	149.3	155.6
Other assets	8.6	10.7
Total assets	$1,527.2	$1,168.5

Liabilities and Equity
Current liabilities:
Accounts payable	$209.1	$184.6
Current portion of finance leases	6.0	5.2
Current portion of operating leases	47.2	—
Accrued compensation	35.8	42.1
Long term debt, current portion	4.5	4.5
Accrued liabilities	56.4	46.0
Total current liabilities	359.0	282.4

Other long-term liabilities	12.8	14.0
Finance leases, less current portion	14.8	9.5
Operating leases, less current portion	180.3	—
Deferred tax liabilities	4.6	7.1
Long-term debt, less current portion	571.0	553.7
Total liabilities	1,142.5	866.7

Commitments and contingencies

Stockholders' equity :
Common stock, par value $0.01; 1,000,000,000 shares authorized; 41,375,325 and 40,910,992 shares issued, and 41,354,414 and 40,890,081 shares outstanding at September 29, 2019 and December 30, 2018, respectively	0.4	0.4
Additional paid-in capital	256.3	242.1
Retained earnings	135.3	60.1
Accumulated other comprehensive loss	(7.3)	(0.8)
Total equity	384.7	301.8
Total liabilities and equity	$1,527.2	$1,168.5

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018

Net sales	$652.8	$578.5	$1,822.5	$1,637.7
Cost of goods sold	437.6	387.5	1,219.3	1,108.3
Gross profit	215.2	191.0	603.2	529.4

Selling, general and administrative expenses	165.0	151.8	487.5	428.7
Other income	2.3	2.3	4.8	6.0
Operating income	52.5	41.5	120.5	106.7

Interest and other non-operating expenses, net	8.2	9.2	25.9	23.8
Net income before taxes	44.3	32.3	94.6	82.9
Income tax expense	9.7	2.4	19.4	6.9
Net income	$34.6	$29.9	75.2	76.0

Net income per common share:
Basic	$0.84	$0.74	$1.83	$1.88
Diluted	$0.81	$0.70	$1.76	$1.78
Weighted average number of common shares outstanding:
Basic	41,311,831	40,664,488	41,125,128	40,360,969
Diluted	42,838,975	42,746,803	42,683,090	42,650,088

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	September 29, 2019	September 30, 2018
Cash Flows from Operating Activities:
Net income	$75.2	$76.0
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of finance lease right-of-use assets and depreciation	18.8	15.7
Stock-based compensation	9.7	6.1
Amortization of software and intangible assets	25.9	22.6
Amortization of debt related costs	1.5	2.4
Loss on extinguishment of debt	0.4	0.7
(Gain) loss on sale of equipment	0.2	(0.3)
Other	0.6	(0.4)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(36.1)	(67.7)
Inventory	(56.9)	(58.7)
Income tax receivable	7.5	(7.6)
Prepaid expenses and other assets	(3.2)	(13.3)
Accounts payable	19.6	57.6
Accrued expenses and other liabilities	1.2	8.6
Net Cash Provided By Operating Activities	$64.4	$41.7

Cash Flows from Investing Activities:
Purchases of property and equipment	(16.4)	(11.5)
Purchases of intangible assets	(0.9)	(4.6)
Acquisitions, net of cash acquired	(47.3)	(126.3)
Proceeds from the sale of property and equipment	0.6	2.6
Net Cash Used In Investing Activities	$(64.0)	$(139.8)

Cash Flows from Financing Activities:
Equity proceeds from common stock	5.1	6.2
Borrowings under term loan	—	447.4
Repayments under term loan	(3.4)	(350.3)
Borrowings on asset-based credit facility	264.9	336.6
Repayments on asset-based credit facility	(245.2)	(323.8)
Payments of debt issuance costs	(0.9)	(2.4)
Payments on finance lease obligations	(4.8)	(4.6)
Payments of acquisition related contingent obligations	(2.7)	(3.8)
Other financing activities	(0.5)	(0.4)
Net Cash Provided By Financing Activities	$12.5	$104.9

Effect of exchange rate on cash	0.1	(0.1)
Net Change In Cash	13.0	6.7

Cash and cash equivalents:
Beginning	17.3	16.7
Ending	$30.3	$23.4

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	23.0	19.3
Cash paid during the year for income taxes	12.9	14.5

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

The following table presents a reconciliation of Adjusted EBITDA to net income (loss):

(In millions)
	2019			2018				2017
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Reported net income (loss)	$34.6	$64.7	$(24.1)	$(2.1)	$29.9	$63.1	$(17.0)	$4.0
Income tax (benefit) expense	9.7	19.3	(9.6)	(5.6)	2.4	14.7	(10.2)	(11.4)
Interest expense, net	8.2	8.7	9.0	8.3	9.2	8.0	6.6	6.2
Depreciation and amortization	14.6	14.7	15.4	14.0	14.1	12.5	11.7	11.4
EBITDA	67.1	107.4	(9.3)	14.6	55.6	98.3	(8.9)	10.2
Stock-based compensation(a)	2.5	5.4	1.8	1.8	1.9	2.1	2.1	1.4
(Gain) loss on sale of assets(b)	0.1	—	0.1	(0.1)	(0.3)	0.1	(0.1)	0.4
Financing fees(c)	—	—	—	0.1	0.7	—	—	0.2
Acquisitions and other adjustments(d)	0.8	1.5	1.5	1.7	2.1	2.5	1.8	3.1
Adjusted EBITDA(e)	$70.5	$114.3	$(5.9)	$18.1	$60.0	$103.0	$(5.1)	$15.3

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments, as well as fees incurred in connection with our secondary offerings.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to net sales:

(In millions, except Selling Days)
	2019			2018
	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported net sales	$652.8	$752.4	$417.3	$2,112.3	$474.6	$578.5	$687.8	$371.4
Organic Sales	570.4	660.1	377.3	1,983.4	434.2	535.1	653.2	360.9
Acquisition contribution(a)	82.4	92.3	40.0	128.9	40.4	43.4	34.6	10.5
Selling Days	63	64	64	252	61	63	64	64
Organic Daily Sales	$9.1	$10.3	$5.9	$7.9	$7.1	$8.5	$10.2	$5.6

(a)	Represents net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2019 fiscal year.